NEWS

ANADARKO ANNOUNCES THE LUCIUS DISCOVERY

COMPANY’S FIFTH DEEPWATER GULF OF MEXICO DISCOVERY IN 2009

HOUSTON, Dec. 10, 2009 – Anadarko Petroleum Corporation (NYSE: APC) today announced a discovery at the Lucius exploration well in Keathley Canyon block 875. The well encountered more than 200 feet of net pay in subsalt Pliocene and Miocene sands.

“The Lucius discovery continues to demonstrate the tremendous value of our Gulf of Mexico portfolio,” said Bob Daniels, Anadarko Sr. Vice President, Worldwide Exploration. “Lucius is a three-way structure against salt, and the results of the well indicate thick reservoir sands with very good porosity and permeability. We are continuing to gather data to evaluate the fluids from the well. These initial results are very encouraging, so we plan to immediately drill an up-dip sidetrack appraisal well to delineate the reservoir’s areal extent. Additionally, the proximity and availability of our Red Hawk cell spar enhances our potential development options and offers the opportunity to accelerate the production of these resources.”

The Lucius discovery was drilled to a total depth of about 20,000 feet in approximately 7,100 feet of water, using the new ultra-deepwater Ensco 8500 semi-submersible drilling rig. The up-dip sidetrack appraisal well will be drilled on the same block, approximately 3,200 feet due south of the discovery.

Anadarko operates the Lucius well with a 50-percent working interest. Co-owners in the discovery include Plains Exploration & Production Company (NYSE: PXP) with a 33.33-percent working interest and Mariner Energy, Inc. (NYSE: ME) with 16.67-percent working interest.

A map of the Lucius discovery and surrounding area will be available under the “Media Center/Anadarko News” tab at www.anadarko.com.

Anadarko Petroleum Corporation’s mission is to deliver a competitive and sustainable rate of return to shareholders by exploring for, acquiring and developing oil and natural gas resources vital to the world’s health and welfare. As of year-end 2008, the company had approximately 2.3 billion barrels-equivalent of proved reserves, making it one of the world’s largest independent exploration and production companies. For more information about Anadarko, please visit www.anadarko.com.

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Anadarko believes that its expectations are based on reasonable assumptions. No assurance, however, can be given that such expectations will prove to have been correct. A number of factors could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this news release, including Anadarko’s ability to successfully drill, complete, test and produce the wells identified in this news release. See “Risk Factors” in the company’s 2008 Annual Report on Form 10-K and other public filings and press releases. Anadarko undertakes no obligation to publicly update or revise any forward-looking statements.

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ANADARKO CONTACTS

MEDIA:

John Christiansen, john.christiansen@anadarko.com, 832.636.8736

Matt Carmichael, matt.carmichael@anadarko.com, 832.636.2845

INVESTORS:

John Colglazier, john.colglazier@anadarko.com, 832.636.2306

Chris Campbell, CFA, chris.campbell@anadarko.com, 832.636.8434

Dean Hennings, dean.hennings@anadarko.com, 832.636.2462